Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Offering Summary (Related to the Pricing Supplement No. 2008-MTNDD234, Subject to Completion, Dated March 26, 2008)

Citigroup Funding Inc.

ANY PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

Principal-Protected Notes Based Upon Three Baskets of Currencies

Due                         , 2010

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

March 26, 2008

Principal-Protected Notes

Based Upon Three Baskets of Currencies

Due                     , 2010

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

How The Notes Work

Principal-Protected Notes Based upon Three Baskets of Currencies Due April 2010 (the “Notes”) are hybrid investments that combine characteristics of currency and fixed-income instruments. Similar to a fixed-income investment, these Notes offer investors the safety of 100% principal protection if held at maturity. However, the Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes during the term of the Notes.

At maturity, the Notes will pay an amount that will depend on the arithmetic average of the two greatest amounts among (i) the Currency Basket A Return, which measures the average percentage change in the value of the Chinese yuan, Indian rupee, Philippine peso and Singapore dollar (the “Basket A Currencies”) relative to the U.S. dollar from the Pricing Date to the Valuation Date; (ii) the Currency Basket B Return, which measures the average percentage change in the value of the Brazilian real, Canadian dollar, Mexican peso, Norwegian krone and Russian ruble (the “Basket B Currencies”) relative to the U.S. dollar from the Pricing Date to the Valuation Date; and (iii) the Currency Basket C Return, which measures the average percentage change in the value of the Czech koruna, Polish zŁoty and Turkish lira (the “Basket C Currencies”) relative to the U.S. dollar from the Pricing Date to the Valuation Date.

The Notes are currency basket-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately two years. You will receive at maturity, for each U.S.$1,000 principal amount of Notes you hold, an amount in cash equal to U.S.$1,000 plus a Supplemental Return Amount, which may be zero or positive. The Supplemental Return Amount will depend on arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage). If the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage), each of the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return as measured by each relevant exchange rate, from the Pricing Date to the Valuation Date, is positive, then the amount you receive at maturity will equal (i) US$1,000 plus (ii) the product of (a) US$1,000 and (b) the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage). If the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage), each of the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return as measured by each relevant exchange rate, from the Pricing Date to the Valuation Date, is negative or zero, then the amount you receive at maturity will equal US$1,000 per Note. This will be true even if the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage) is positive at one or more times during the term of the Notes.

The performance of each of the Basket Currencies is measured by its exchange rate. Each exchange rate reflects the amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in a Basket Currency’s exchange rate means that the value of that currency has decreased. For example, if the USD/BRL Exchange Rate has increased from 1.00 to 2.00, it means the value of one Brazilian real (as measured against the U.S. dollar) has decreased from US$1.00 to US$0.50. Conversely, a decrease in a Basket Currency’s exchange rate means that the value of that currency has increased. Increases in the values of the Basket Currencies relative to the U.S. dollar may lead to a higher return on your Notes, while decreases in the values of the Basket Currencies may lead to a lower return on your Notes. Because each Basket Return Percentage will be based on the sum of the Weighted Currency Returns for each of the Basket Currencies, a significant increase in the value of one Basket Currency may be substantially or entirely offset by a decrease in the value of one or more of the other Basket Currencies.

Because the Notes are principal protected, the payment you receive at maturity will not be less than the amount of your initial investment in the Notes, even though the amount payable to you at maturity is dependent upon the performance of the Basket Currencies relative to the U.S. dollar, as measured by each relevant exchange rate.

Type of Investor

These Notes are not a suitable investment for investors who require regular fixed-income payments since no payments will be made prior to maturity. These Notes may be an appropriate investment for the following types of investors:

■	Investors looking for exposure to currency basket-linked investments on a principal-protected basis but who are willing to forego current income.

■	Investors expecting appreciation of the Basket Currencies relative to the U.S. dollar over the term of the Notes.

■	Investors who seek to add a currency basket-linked investment to their portfolio for diversification purposes.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Capitalized terms used in this offering summary are defined in “Preliminary Terms” below.

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Principal-Protected Notes Based Upon Three Baskets of Currencies Due April 2010.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the Notes.
Principal Protection:	100% if held to the Maturity Date.
Pricing Date:	April , 2008.
Issue Date:	April , 2008.
Valuation Date:	Five business days before the Maturity Date.
Maturity Date:	Approximately two years after the Issue Date.
Interest:	None.
Issue Price:	100% of the principal amount.
Payment at Maturity:	For each US$1,000 note, US$1,000 plus a Supplemental Return Amount, which may be zero or positive.
Supplemental Return Amount:

If the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage) is positive, then the Supplemental Return Amount per Note will equal the product of (i) US$1,000 and (ii) the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage).

If the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage) is negative or zero, then the Supplemental Return Amount per Note will equal zero.

Currency Basket A Return:	The sum of the Weighted Currency Return for each of the Basket A Currencies, expressed as a percentage.
Currency Basket B Return:	The sum of the Weighted Currency Return for each of the Basket B Currencies, expressed as a percentage.
Currency Basket C Return:	The sum of the Weighted Currency Return for each of the Basket C Currencies, expressed as a percentage.
Basket A Currencies:	The Chinese yuan, Indian rupee, Philippine peso and Singapore dollar.
Basket B Currencies:	The Brazilian real, Canadian dollar, Mexican peso, Norwegian krone and Russian ruble.
Basket C Currencies:	The Czech koruna, Polish zŁoty and Turkish lira.
Weighted Currency Return:	Starting Exchange Rate – Ending Exchange Rate x Allocation Percentage Starting Exchange Rate
Allocation Percentage:	25% for each of the Basket Currencies in Currency Basket A, 20% for each of the Basket Currencies in Currency Basket B and approximately 33.33% of each of the Basket Currencies in Currency Basket C.
Starting Exchange Rate:	Each of the USD/BRL, USD/CAD, USD/CNY, USD/CZK, USD/INR, USD/MXN, USD/NOK, USD/PHP, USD/PLN, USD/RUB, USD/SGD and USD/TRY Exchange Rates on the Pricing Date.
Ending Exchange Rate:	Each of the USD/BRL, USD/CAD, USD/CNY, USD/CZK, USD/INR, USD/MXN, USD/NOK, USD/PHP, USD/PLN, USD/RUB, USD/SGD and USD/TRY Exchange Rates on the Valuation Date.
USD/BRL Exchange Rate:	The U.S. dollar/Brazilian real exchange rate in the global spot foreign exchange market, expressed as the amount of Brazilian reais per one U.S. dollar, as reported by Reuters on Page “BRFR,” or any substitute page, for a relevant date.

USD/CAD Exchange Rate:	The U.S. dollar/Canadian dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Canadian dollars per one U.S. dollar, calculated by dividing the EUR/CAD Exchange Rate by the EUR/USD Exchange Rate.
EUR/CAD Exchange Rate:	The European Union euro/Canadian dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Canadian dollars per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
EUR/USD Exchange Rate:	The European Union euro/U.S. dollar exchange rate in the global spot foreign exchange market, expressed as the amount of U.S. dollars per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
USD/CNY Exchange Rate:	The U.S. dollar/Chinese yuan exchange rate in the global spot foreign exchange market, expressed as the amount of Chinese yuan per one U.S. dollar, as reported by Reuters on Page “SAEC,” or any substitute page, for a relevant date.
USD/CZK Exchange Rate:	The U.S. dollar/Czech koruna exchange rate in the global spot foreign exchange market, expressed as the amount of Czech korun per one U.S. dollar, calculated by dividing the EUR/CZK Exchange Rate by the EUR/USD Exchange Rate.
EUR/CZK Exchange Rate:	The European Union euro/Czech koruna exchange rate in the global spot foreign exchange market, expressed as the amount of Czech korun per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
USD/INR Exchange Rate:	The U.S. dollar/Indian rupee exchange rate in the global spot foreign exchange market, expressed as the amount of Indian rupees per one U.S. dollar, as reported by Reuters on Page “RBIB,” or any substitute page, for a relevant date.
USD/MXN Exchange Rate:	The U.S. dollar/Mexican peso exchange rate in the global spot foreign exchange market, expressed as the amount of Mexican pesos per one U.S. dollar, as reported by Bloomberg on Page “MXFT,” or any substitute page, for a relevant date.
USD/NOK Exchange Rate:	The U.S. dollar/Norwegian krone exchange rate in the global spot foreign exchange market, expressed as the amount of Norwegian kroner per one U.S. dollar, calculated as dividing the EUR/NOK Exchange Rate by the EUR/USD Exchange Rate.
EUR/NOK Exchange Rate:	The European Union euro/Norwegian krone exchange rate in the global spot foreign exchange market, expressed as the amount of Norwegian kroner per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
USD/PHP Exchange Rate:	The U.S. dollar/Philippine peso exchange rate in the global spot foreign exchange market, expressed as the amount of Philippine pesos per one U.S. dollar, as reported by Reuters on Page “PDSPESO,” or any substitute page, on a relevant date.
USD/PLN Exchange Rate:	The U.S. dollar/Polish zŁoty exchange rate in the global spot foreign exchange market, expressed as the amount of Polish zŁoty per one U.S. dollar, calculated by dividing the EUR/PLN Exchange Rate by the EUR/USD Exchange Rate.
EUR/PLN Exchange Rate:	The European Union euro/Polish zŁoty exchange rate in the global spot foreign exchange market, expressed as the amount of Polish zŁoty per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
USD/RUB Exchange Rate:	The U.S. dollar/Russian ruble exchange rate in the global spot foreign exchange market, expressed as the amount of Russian rubles per one U.S. dollar, as reported by Reuters on Page “EMTA,” or any substitute page, for a relevant date.

USD/SGD Exchange Rate:	The U.S. dollar/Singapore dollar exchange rate in the global spot foreign exchange market, expressed as the amount of Singapore dollars per one U.S. dollar, as reported by Reuters on Page “ABSIRFIX01,” or any substitute page, for a relevant date.
USD/TRY Exchange Rate:	The U.S. dollar/Turkish lira exchange rate in the global spot foreign exchange market, expressed as the amount of Turkish lira per one U.S. dollar, calculated by dividing the EUR/TRY Exchange Rate by the EUR/USD Exchange Rate.
EUR/TRY Exchange Rate:	The European Union euro/Turkish lira exchange rate in the global spot foreign exchange market, expressed as the amount of Turkish lira per one European Union euro, as reported by Reuters on Page “ECB3,” or any substitute page, for a relevant date.
Denominations:	Minimum denominations and increments of US$1,000.
Listing:	None.
Underwriting Discount:	0.00%.
Sales Commission Earned:	Approximately US$12.50 to US$15 (to be determined on the Pricing Date) per Note for each Note sold by a Smith Barney Financial Advisor.
Calculation Agent:	Citigroup Financial Products Inc.
Business Day:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.
CUSIP:

Benefits of the Notes

■	Return Potential

The Supplemental Return Amount, if any, payable at maturity is based on the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return, enabling you to participate in the potential increase in the value of the Basket Currencies during the term of the Notes without directly investing in the Basket Currencies.

■	Principal Protection

On the Maturity Date, we will pay you the principal amount of the Notes you then hold regardless of the performance of the Basket A Currencies, the Basket B Currencies and the Basket C Currencies.

■	Diversification

The Notes are based on the performance of the Basket Currencies and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

■	The Supplemental Return Amount May Be Zero

If the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return (expressed as a percentage) is negative or zero, the payment you receive at maturity will be limited to the amount of your initial investment in the Notes. This will be true even if the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return is greater than zero at one or more times during the term of the Notes, but is negative or zero on the Valuation Date.

■	Reference to Three Baskets of Currencies May Lower Your Return

Because the amount of the maturity payment will depend on the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return, any increase in the value of one basket return may be offset by a decrease in the value of another basket return, thereby resulting in a lower return or no return on your investment. In addition, because each of the Currency Basket A Return, Currency Basket B Return and Currency Basket C Return will be based on the sum of the Weighted Currency Return for each Basket Currency included in the basket, a significant change in the value of one or more of the other currencies in the same basket relative to the U.S. dollar may be substantially or entirely offset by an opposite change in the value of one or more of the other currencies in the same basket relative to the U.S. dollar during the term of the Notes.

■	No Periodic Payments

You will not receive any periodic payments of interest or any other periodic payments on the Notes.

■	Potential for a Lower Comparable Yield

The Notes do not pay any interest. As a result, if the arithmetic average of the two greatest amounts among the Currency Basket A Return, the Currency Basket B Return and the Currency Basket C Return is less than        %, the effective yield on your Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

■	Secondary Market May Not Be Liquid

The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Citigroup Global Markets Inc. and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes.

■	Resale Value of the Notes May Be Lower Than Your Initial Investment

Due to, among other things, changes in the value of the Basket Currencies, interest rates and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price. You could receive substantially less than the amount of your investment if you sell your Notes prior to maturity.

■	Citigroup Inc. Credit Risk

The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

■	Fees and Conflicts

Citigroup Financial Products and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the relevant currencies or other instruments, such as options, swaps or futures, based upon the Basket Currencies by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products’s role as the Calculation Agent for the Notes may result in a conflict of interest.

The Basket Currencies and Exchange Rates

General

The Basket A Currencies are the Chinese yuan, Indian rupee, Philippine peso and Singapore dollar; the Basket B Currencies are the Brazilian real, Canadian dollar, Mexican peso, Norwegian krone and Russian ruble; and the Basket C Currencies are the Czech koruna, Polish zŁoty and Turkish lira (collectively, the “Basket Currencies”). Exchange rates are used to measure the performance of each of the Basket Currencies.

The relevant exchange rates are foreign exchange spot rates that measure the relative values of two currencies, the U.S. dollar and the Brazilian real in the case of the USD/BRL Exchange Rate, the U.S. dollar and the Canadian dollar in the case of the USD/CAD Exchange Rate, the U.S. dollar and the Chinese yuan in the case of the USD/CNY Exchange Rate, the U.S. dollar and the Czech koruna in the case of the USD/CZK Exchange Rate, the U.S. dollar and the Indian rupee in the case of the USD/INR Exchange Rate, the U.S. dollar and the Mexican peso in the case of the USD/MXN Exchange Rate, the U.S. dollar and the Norwegian krone in the case of the USD/NOK Exchange Rate, the U.S. dollar and the Philippine peso in the case of the USD/PHP Exchange Rate, the U.S. dollar and the Polish zŁoty in the case of the USD/PLN Exchange Rate, the U.S. dollar and the Russian ruble in the case of the USD/RUB Exchange Rate, the U.S. dollar and the Singapore dollar in the case of the USD/SGD Exchange Rate and the U.S. dollar and the Turkish lira in the case of the USD/TRY Exchange Rate. Each exchange rate is expressed as an amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, an increase in the value of any Basket Currency will cause a decrease in its exchange rate, while a decrease in the value of any Basket Currency will cause an increase in its exchange rate.

The Brazilian real is the official currency of the Federative Republic of Brazil.

The Canadian dollar is the official currency of Canada.

The Chinese yuan is the official currency of the People’s Republic of China.

The Czech koruna is the official currency of the Czech Republic.

The Indian rupee is the official currency of the Republic of India.

The Mexican peso is the official currency of the United Mexican States.

The Norwegian krone is the official currency of the Kingdom of Norway.

The Philippine peso is the official currency of the Republic of the Philippines.

The Polish zŁoty is the official currency of the Republic of Poland.

The Russian ruble is the official currency of the Russian Federation.

The Singapore dollar is the official currency of the Republic of Singapore.

The Turkish lira is the official currency of the Republic of Turkey.

We have obtained all information in this offering summary relating to the Brazilian real, Canadian dollar, Chinese yuan, Czech koruna, Indian rupee, Mexican peso, Norwegian krone, Philippine peso, Polish zŁoty, Russian ruble, Singapore dollar and Turkish lira and the relevant exchange rates from public sources, without independent verification. Currently the relevant exchange rates are published in The Wall Street Journal and other financial publications of general circulation. However, for purposes of calculating amounts due to holders of the Notes, the value of each Basket Currency will be determined as described in “Preliminary Terms” above.

Historical Data on the Exchange Rates

The following table sets forth, for each of the quarterly periods indicated, the high and low values of each relevant exchange rate, as reported by Bloomberg. The historical data on the relevant exchange rate are not indicative of the future performance of the Basket Currencies or what the value of the Notes may be. Any historical upward or downward trend in any of the relevant exchange rate during any period set forth below is not an indication that the value of the Basket Currencies is more or less likely to increase or decrease at any time over the term of the Notes.

	Basket A Currencies
	USD/CNY Exchange Rate		USD/INR Exchange Rate		USD/PHP Exchange Rate		USD/SGD Exchange Rate
	High	Low	High	Low	High	Low	High	Low
2003
Quarter
First	8.2778	8.2766	48.02	47.50	55.134	53.355	1.7720	1.7246
Second	8.2775	8.2768	47.46	46.47	53.715	51.981	1.7836	1.7175
Third	8.2776	8.2766	46.48	45.72	55.559	53.375	1.7644	1.7271
Fourth	8.2772	8.2765	45.94	45.27	55.793	54.587	1.7466	1.6995
2004
Quarter
First	8.2775	8.2766	45.63	43.39	56.443	55.126	1.7161	1.6716
Second	8.2773	8.2765	46.20	43.56	56.388	55.494	1.7272	1.6664
Third	8.2771	8.2765	46.46	45.64	56.426	55.629	1.7277	1.6840
Fourth	8.2768	8.2763	45.92	43.58	56.444	56.024	1.6914	1.6314
2005
Quarter
First	8.2766	8.2763	44.02	43.36	56.249	53.890	1.6525	1.6191
Second	8.2767	8.2763	43.83	43.30	56.194	53.979	1.6859	1.6346
Third	8.2765	8.0871	44.12	43.39	56.395	55.484	1.7005	1.6464
Fourth	8.0920	8.0702	46.33	44.09	56.073	53.059	1.7060	1.6620
2006
Quarter
First	8.0710	8.0170	45.05	44.07	52.944	50.955	1.6605	1.6140
Second	8.0284	7.9956	46.43	44.61	53.602	50.994	1.6157	1.5608
Third	8.0024	7.8998	46.95	45.86	53.063	50.102	1.5943	1.5672
Fourth	7.9174	7.8087	45.84	44.23	50.176	49.058	1.5908	1.5343
2007
Quarter
First	7.8135	7.7303	44.61	43.14	49.149	48.064	1.5450	1.5159
Second	7.7349	7.6155	43.15	40.45	48.369	45.692	1.5429	1.5102
Third	7.6135	7.5050	41.57	39.70	46.932	44.776	1.5343	1.4852
Fourth	7.5232	7.3046	39.85	39.27	45.064	41.127	1.4822	1.4395
2008
Quarter
First (through March 25)	7.2996	7.0436	40.77	39.27	41.685	40.319	1.4478	1.3765

The USD/CNY Exchange Rate appearing on Reuters Page “SAEC” on March 25, 2008 was 7.0436.

The USD/INR Exchange Rate appearing on Reuters Page “RBIB” on March 25, 2008 was 40.12.

The USD/PHP Exchange Rate appearing on Reuters Page “PDSPESO” on March 25, 2008 was 41.612.

The USD/SGD Exchange Rate appearing on Reuters Page “ABSIRFIX01” on March 25, 2008 was 1.3827.

	Basket B Currencies
	USD/BRL Exchange Rate		USD/CAD Exchange Rate		USD/MXN Exchange Rate		USD/NOK Exchange Rate		USD/RUB Exchange Rate
	High	Low	High	Low	High	Low	High	Low	High	Low
2003
Quarter
First	3.6623	3.2758	1.5721	1.4629	11.2250	10.3280	7.4773	6.8288	31.8850	31.3770
Second	3.3359	2.8491	1.4891	1.3350	10.7651	10.1068	7.3591	6.6045	31.2920	30.3230
Third	3.0740	2.8219	1.4143	1.3380	11.0475	10.3490	7.6951	6.9995	30.6930	30.2320
Fourth	2.9546	2.8268	1.3508	1.2854	11.3985	10.9582	7.2076	6.6128	30.5410	29.2460
2004
Quarter
First	2.9878	2.8022	1.3541	1.2725	11.2103	10.8172	7.1634	6.6414	29.2570	28.4650
Second	3.2051	2.8743	1.3964	1.3061	11.6328	11.1598	6.9956	6.6450	29.0870	28.5130
Third	3.0747	2.8586	1.3359	1.2684	11.6005	11.3453	7.0314	6.7079	29.2680	29.0310
Fourth	2.8847	2.6544	1.2684	1.1785	11.5390	11.1213	6.7412	6.0460	29.2250	27.7470
2005
Quarter
First	2.7621	2.5621	1.2544	1.2016	11.4018	10.9790	6.5982	6.0809	28.1920	27.4670
Second	2.6598	2.3504	1.2701	1.2143	11.2307	10.7610	6.5987	6.2419	28.6836	27.7100
Third	2.4656	2.2222	1.2430	1.1652	10.8936	10.5809	6.6995	6.2056	28.8450	28.1913
Fourth	2.3735	2.1633	1.1966	1.1461	10.9408	10.4097	6.7945	6.4335	28.9871	28.4142
2006
Quarter
First	2.3460	2.1067	1.1781	1.1337	10.9633	10.4303	6.8381	6.5325	28.4833	27.6558
Second	2.3711	2.0586	1.1748	1.0963	11.4809	10.8381	6.5626	5.9888	27.7750	26.7025
Third	2.2188	2.1282	1.1403	1.1049	11.1901	10.7480	6.6124	6.1311	27.0723	26.6476
Fourth	2.1870	2.1331	1.1625	1.1185	11.0842	10.7093	6.7638	6.0875	26.9623	26.1884
2007
Quarter
First	2.1556	2.0504	1.1864	1.1538	11.1917	10.7708	6.4727	6.0680	26.5825	25.9738
Second	2.0478	1.9047	1.1579	1.0548	11.0336	10.7131	6.1171	5.9034	26.0575	25.6939
Third	2.1124	1.8389	1.0794	0.9960	11.2676	10.7207	5.9940	5.4436	25.8800	24.9515
Fourth	1.8501	1.7325	1.0235	0.9071	11.0037	10.6639	5.5962	5.2751	25.0515	24.3022
2008
Quarter
First (through March 25)	1.8301	1.6700	1.0317	0.9774	10.9813	10.6748	5.5499	5.0719	24.8025	23.4888

The USD/BRL Exchange Rate appearing on Reuters Page “BRFR” on March 25, 2008 was 1.7341.

The USD/CAD Exchange Rate, as calculated by dividing the EUR/CAD Exchange Rate by the EUR/USD Exchange Rate, each as reported on Reuters Page “ECB37” on March 25, 2008 was 1.0193.

The USD/MXN Exchange Rate appearing on Bloomberg Page “MXFT” on March 25, 2008 was 10.6793.

The USD/NOK Exchange Rate, as calculated by dividing the EUR/NOK Exchange Rate by the EUR/USD Exchange Rate, each as reported on Reuters Page “ECB37” on March 25, 2008 was 5.1940.

The USD/RUB Exchange Rate as appearing on Reuters Page “EMTA” on March 25, 2008 was 23.7105.

	Basket C Currencies
	USD/CZK Exchange Rate		USD/PLN Exchange Rate		USD/TRY Exchange Rate(1)
	High	Low	High	Low	High	Low
2003
Quarter
First	30.277	28.666	4.0834	3.7919	1.7632	1.5962
Second	29.844	26.394	4.0895	3.6762	1.6977	1.4143
Third	30.061	27.329	4.0655	3.8211	1.4406	1.3532
Fourth	27.952	25.661	4.0442	3.7228	1.5232	1.3654
2004
Quarter
First	27.196	25.384	3.9892	3.6613	1.3977	1.3152
Second	27.655	25.384	4.0476	3.7216	1.5558	1.3069
Third	26.512	25.122	3.7141	3.5160	1.5323	1.4292
Fourth	25.654	22.343	3.5323	2.9727	1.5109	1.3445
2005
Quarter
First	23.479	21.970	3.2161	2.9252	1.3995	1.2610
Second	24.913	23.021	3.4038	3.1415	1.3916	1.3392
Third	25.410	23.176	3.4435	3.1399	1.3717	1.3160
Fourth	25.128	24.115	3.4434	3.1954	1.3750	1.3436
2006
Quarter
First	24.548	23.107	3.2969	3.0974	1.3624	1.3028
Second	23.685	21.869	3.2873	3.0020	1.7065	1.3164
Third	22.802	21.759	3.2219	3.0033	1.5900	1.4400
Fourth	22.642	20.766	3.1224	2.8610	1.5152	1.4153
2007
Quarter
First	21.851	20.742	3.0419	2.8852	1.4566	1.3815
Second	21.500	20.592	2.8870	2.7479	1.3879	1.2985
Third	21.158	19.417	2.8631	2.6610	1.3991	1.2102
Fourth	19.579	17.664	2.6728	2.4289	1.2444	1.1664
2008
Quarter
First (through March 25)	18.174	15.864	2.5199	2.2381	1.2699	1.1509

The USD/CZK Exchange Rate, as calculated by dividing the EUR/CZK Exchange Rate by the EUR/USD Exchange Rate, each as reported on Reuters Page “ECB3” on March 25, 2008 was 16.3498.

The USD/PLN Exchange Rate, as calculated by dividing the EUR/PLN Exchange Rate by the EUR/USD Exchange Rate, each as reported on Reuters Page “ECB3” on March 25, 2008 was 2.2680.

The USD/TRY Exchange Rate, as calculated by dividing the EUR/TRY Exchange Rate by the EUR/USD Exchange Rate, each as reported on Reuters Page “ECB3” on March 25, 2008 was 1.2466.

(1)

In December 2003, the Grand National Assembly of the Republic of Turkey passed a law to remove six zeros from the denomination of the Turkish lira (replacing previous lira at a rate of 1 new Turkish lira = 1,000,000 old Turkish lira. This change became effective on January 1, 2005. The data in this table and in the relevant graph below have been adjusted to reflect this revaluation.

Historical Graphs

The following graphs show the daily values of the USD/BRL in the period from January 2, 2003 through March 25, 2008 and each of the USD/CAD, USD/CNY, USD/CZK, USD/INR, USD/MXN, USD/NOK, USD/PHP, USD/PLN, USD/RUB, USD/SGD and USD/TRY Exchange Rates in the

period from January 8, 2003 through March 25, 2008, using historical data obtained from Bloomberg. Past movements of the relevant exchange rates are not indicative of future values of the Basket Currencies.

BASKET A CURRENCIES

BASKET B CURRENCIES

BASKET C CURRENCIES

Hypothetical Maturity Payment Examples

The examples below show the hypothetical maturity payments to be made on an investment of US$1,000 principal amount of Notes based on various Ending Exchange Rates of the Basket Currencies. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

■ Pricing Date: April 24, 2008

■ Issue Date: April 29, 2008

■ Principal amount: US$1,000 per Note

■ Starting Exchange Rate of the USD/BRL Exchange Rate: 1.6700

■ Starting Exchange Rate of the USD/CAD Exchange Rate: 0.9700

■ Starting Exchange Rate of the USD/CNY Exchange Rate: 7.1000

■ Starting Exchange Rate of the USD/CZK Exchange Rate: 16.3000

■ Starting Exchange Rate of the USD/INR Exchange Rate: 39.25

■ Starting Exchange Rate of the USD/MXN Exchange Rate: 10.6000

■ Starting Exchange Rate of the USD/NOK Exchange Rate: 5.100

■ Starting Exchange Rate of the USD/PHP Exchange Rate: 40.500

■ Starting Exchange Rate of the USD/PLN Exchange Rate: 2.30

■ Starting Exchange Rate of the USD/RUB Exchange Rate: 23.9000

■ Starting Exchange Rate of the USD/SGD Exchange Rate: 1.3800

■ Starting Exchange Rate of the USD/TRY Exchange Rate: 1.150

■ Principal Protection at Maturity: 100% (US$1,000 per Note)

■ Maturity Date: April 29, 2010

■ The Notes are purchased on the Issue Date and are held through the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Supplemental Return Amount, which, in turn, will depend on the actual Starting Exchange Rate and Ending Exchange Rate of each Basket Currency.

	Hypothetical Ending Levels (Basket A Currencies)				Hypothetical Currency Basket A Return (expressed as a percentage)(1)
Example	USD/CNY	USD/INR	USD/PHP	USD/SGD
1	6.4509	34.04	35.101	1.9203	-0.849%
2	9.3658	53.45	43.795	1.7582	-25.908%
3	8.6418	37.05	43.493	0.8505	3.715%
4	9.3690	46.65	29.162	1.9033	-15.184%
5	5.0291	28.03	39.713	1.9452	4.683%
6	5.3377	36.00	33.235	1.2950	14.303%
7	6.8945	41.37	23.281	2.0221	-1.633%
8	6.2454	42.56	28.624	1.2855	9.945%
9	8.2341	37.01	41.194	1.6236	-7.409%
10	6.5901	38.44	39.835	1.4798	0.912%

(1) Hypothetical Currency Basket A Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (25%))
Hypothetical Starting Exchange Rate

for each of the USD/CNY, USD/INR, USD/PHP and USD/SGD Exchange Rates.

	Hypothetical Ending Levels (Basket B Currencies)					Hypothetical Currency Basket B Return (expressed as a percentage)(1)
Example	USD/BRL	USD/CAD	USD/MXN	USD/NOK	USD/RUB
1	1.8602	1.0402	10.3820	5.016	24.1837	-3.222%
2	2.0247	1.3498	9.1919	4.420	14.9825	0.707%
3	2.0509	1.6673	7.5708	3.986	19.9289	-5.532%
4	1.7118	1.1412	9.9956	5.187	27.7175	-6.426%
5	1.8537	1.2358	14.4348	5.861	31.5270	-24.283%
6	2.1320	1.4213	11.1736	2.932	23.2084	-6.840%
7	2.0068	1.3379	12.5984	3.672	31.5380	-16.181%
8	1.1359	0.8978	10.0070	5.477	29.0900	3.182%
9	1.3654	0.9102	7.0205	4.185	17.9678	20.187%
10	1.3554	0.8036	9.0934	3.605	18.0231	20.822%

(1) Hypothetical Currency Basket B Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (20%))
Hypothetical Starting Exchange Rate

for each of the USD/BRL, USD/CAD, USD/MXN, USD/NOK and USD/RUB Exchange Rates.

	Hypothetical Ending Levels (Basket C Currencies)			Hypothetical Currency Basket C Return (expressed as a percentage)(1)
Example	USD/CZK	USD/PLN	USD/TRY
1	15.8283	2.4245	1.2967	-5.092%
2	22.2542	2.5233	1.2436	-18.126%
3	21.5091	2.7336	1.2350	-19.400%
4	19.8396	2.1713	0.8281	3.957%
5	15.1294	2.2527	1.3673	-3.219%
6	21.5017	3.1321	0.9437	-16.717%
7	14.2182	1.9945	0.9611	14.160%
8	18.9036	2.1689	0.8128	6.350%
9	14.3379	2.1938	1.0697	7.879%
10	11.5456	1.6427	1.1311	19.797%

(1) Hypothetical Currency Basket C Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (approximately 33.33%))
Hypothetical Starting Exchange Rate

for each of the USD/CZK, USD/PLN and USD/TRY Exchange Rates.

Example	Hypothetical Currency Basket A Return (expressed as a percentage)(1)	Hypothetical Currency Basket B Return (expressed as a percentage)(2)	Hypothetical Currency Basket C Return (expressed as a percentage)(3)	Hypothetical Arithmetic Average of the Two Greatest Amounts among the Hypothetical Currency Basket A Return, the Hypothetical Currency Basket B Return and the Hypothetical Currency Basket C Return	Hypothetical Supplemental Return Amount(4)		Hypothetical Maturity Payment(5)		Hypothetical Note Return	Hypothetical Note Return per Annum
1	-0.849%	-3.222%	-5.092%	-2.035%	US$	0.00	US$	1,000	0.000%	0.000%
2	-25.908%	0.707%	-18.126%	-8.709%		$0.00		$1,000	0.000%	0.000%
3	3.715%	-5.532%	-19.400%	-0.909%		$0.00		$1,000	0.000%	0.000%
4	-15.184%	-6.426%	3.957%	-1.234%		$0.00		$1,000	0.000%	0.000%
5	4.683%	-24.283%	-3.219%	0.732%		$7.32		$1,007.32	0.732%	0.366%
6	14.303%	-6.840%	-16.717%	3.731%		$37.31		$1,037.31	3.731%	1.866%
7	-1.633%	-16.181%	14.160%	6.264%		$62.64		$1,062.64	6.264%	3.132%
8	9.945%	3.182%	6.350%	8.147%		$81.47		$1,081.47	8.147%	4.074%
9	-7.409%	20.187%	7.879%	14.033%		$140.33		$1,140.33	14.033%	7.017%
10	0.912%	20.822%	19.797%	20.309%		$203.09		1,203.09	20.309%	10.155%

(1) Hypothetical Currency Basket A Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (25%))
Hypothetical Starting Exchange Rate

for each of the USD/CNY, USD/INR, USD/PHP and USD/SGD Exchange Rates.

(2) Hypothetical Currency Basket B Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (20%))
Hypothetical Starting Exchange Rate

for each of the USD/BRL, USD/CAD, USD/MXN, USD/NOK and USD/RUB Exchange Rates.

(3) Hypothetical Currency Basket C Return = Sum of	(	Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate	x	Allocation Percentage (approximately 33.33%))
Hypothetical Starting Exchange Rate

for each of the USD/CZK, USD/PLN and USD/TRY Exchange Rates.

(4)

If the hypothetical arithmetic average of the two greatest amounts among the Hypothetical Currency Basket A Return, the Hypothetical Currency Basket B Return and the Hypothetical Currency Basket C Return (expressed as a percentage) is positive, then the Hypothetical Supplemental Return Amount per Note = US$1,000 x the hypothetical arithmetic average of the two greatest amounts among the Hypothetical Currency Basket A Return, the Hypothetical Currency Basket B Return and the Hypothetical Basket C Return (expressed as a percentage).

If the hypothetical arithmetic average of the two greatest amounts among the Hypothetical Currency Basket A Return, the Hypothetical Currency Basket B Return and the Hypothetical Currency Basket C Return (expressed as a percentage) is negative or zero, then the Hypothetical Supplemental Return Amount = $1,000 per Note.

(5)	Hypothetical Maturity Payment per Note = US$1,000 + Hypothetical Supplemental Return Amount.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the preliminary pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the Notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of         % compounded semiannually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

A Note beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate taxes.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

Additional Considerations

If any of the relevant exchange rates are not available on Reuters Page “BRFR,” ECB3,” “SAEC,” “RBIB,” “PDSPESO,” “EMTA,” “ABSIRFIX01” or Bloomberg Page “MXFT,” as applicable, or any substitute pages thereto, the Calculation Agent may determine the relevant exchange rates in accordance with the procedures set forth in the pricing supplement related to this offering. You should refer to the section “Description of the Notes – Supplemental Return Amount” in the preliminary pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

© 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.